     As filed with the Securities and Exchange Commission on July 5, 1996

                                       Registration No.  333-____________

==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  SUPERCUTS, INC.
              (Exact name of registrant as specified in its charter)

           Delaware                                    68-0141288
(State or other jurisdiction                        (I.R.S. Employer
of incorporation or organization)                   Identification Number)

                              550 California Street
                         San Francisco, California 94104
                    (Address of principal executive offices)

                           Supercuts, Inc. Stock Plan
                  Supercuts, Inc. Employee Stock Purchase Plan
      Supercuts, Inc. Nonemployee Director Nonqualified Stock Option Plan
                            (Full title of the plan)

                           Lawrence D. Imber, Esquire
                Sr. Vice President, General Counsel and Secretary
                                  Supercuts, Inc.
                               550 California Street
                          San Francisco, California 94104
                                   (415) 693-4700

            (Name, address, including zip code, and telephone number,
                    including area code, of agent for service)

                                   Copies to:
                          Stephen W. Greiner, Esquire
                            Willkie Farr & Gallagher
                              One Citicorp Center
                               153 E. 53rd Street
                            New York, New York 10022
                                 (212) 821-8000


                         CALCULATION OF REGISTRATION FEE



                                               Proposed maximum          Proposed maximum
Title of securities     Amount to be           offering price per        aggregate offering     Amount of
to be registered        registered(1)          share (2)                 price(2)               registration fee
- ----------------------- ---------------------- ------------------------- --------------------- ------------------
Common Stock, $0.01
par value per share      1,097,500              $8.25                     $9,054,375            $3,122.20



- ------------------------
(1) This Registration Statement covers 400,000 shares newly authorized and 500,000 shares previously authorized to be sold under the Supercuts, Inc. Stock Plan, 100,000 shares newly authorized to be sold under the Supercuts, Inc. Employee Stock Purchase Plan, and 50,000 shares newly authorized and 47,500 shares previously authorized to be sold under the Supercuts, Inc. Nonemployee Director Nonqualified Stock Option Plan (collectively, the "Plans").

(2) Estimated solely for calculating the amount of the registration fee, pursuant to Rule 457(h) under the Securities Act of 1933 (the "Securities Act").

                                 PART II

                       INFORMATION REQUIRED IN THE
                         REGISTRATION STATEMENT

Item 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, filed with the Securities and Exchange Commission (the "Commission") by Supercuts, Inc., a Delaware corporation (the "Company"), are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act");

          (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, pursuant to the Exchange Act;

          (c) The Company's Current Reports on Form 8-K filed on January 5, 1996, January 11, 1996, February 2, 1996, February 20, 1996, March 18, 1996 and April 9, 1996, respectively, pursuant to the Exchange Act; and

          (d) The description of the common stock of the Company, $0.01 par value per share (the "Common Stock") contained in the Company's Registration Statement on Form 8-A (Registration No. 0-19533), filed on September 17, 1991 pursuant to the Exchange Act.

         In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents with the Commission.

Item 4.  DESCRIPTION OF SECURITIES

                  Inapplicable

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

                  The validity of the shares of Common Stock offered hereby is being passed upon for the Company by Mr. Lawrence D. Imber, Esq., an officer of the Company. As an employee of the Company, Mr. Imber will be eligible to participate in the Plans to the same degree as other similarly situated employees.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

                  Under Section 145 of the Delaware General Corporation Law, the Company has broad powers to indemnify its directors and officers
against   liabilities  that  they  may  incur  in  such  capacities, including liabilities under the Securities Act. The Company's Amended Certificate of Incorporation (the "Certificate") and Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify other officers to the full extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence by directors and officers, and requires the Company to advance litigation expenses in the case of stockholder derivative actions or other actions against an undertaking by the officer or director to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. The Bylaws further provide that rights conferred under such Bylaws will not be deemed to be exclusive of any Certificate of Incorporation, Bylaw, agreement, vote of stockholders, disinterested directors or otherwise.

                  In addition,  the Company's Certificate provides that
pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to Company and its stockholders. This provision in the Certificate does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of
stock  repurchases  or  redemptions  that are unlawful under   Delaware  law.
The   provision   also  does  not  affect  a  director's responsibilities
under any other law, such as the federal securities laws or state or federal environmental laws. The Company has also entered into indemnification agreements with certain of its officers indemnifying them to the fullest extent permitted by the foregoing.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

                  Inapplicable

Item 8.  EXHIBITS

Exhibit No.

         4.1 The Company's Amended Certificate of Incorporation, as further amended (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Registration No. 33-50730), Exhibit 3.1).

         4.2 The Company's Bylaws (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Registration No. 33-42671), Exhibit 3.3).

         5 Opinion of Lawrence D. Imber, Esq. as to the validity of the shares to be issued.

         23.1     Consent of Arthur Andersen LLP.

         23.2     Consent of Lawrence D. Imber (contained in Exhibit 5).

         24 Powers of Attorney (reference is made to the signature page herein).

Item 9.  UNDERTAKINGS

         1.       The undersigned registrant hereby undertakes:

                   (a) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

                   (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the
                           Registration Statement (or the   most   recent
                           post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                 (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                   (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

         Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 1st day of July, 1996.

                                            SUPERCUTS, INC.



                                            By: /s/ Steve Price
                                                Steve Price
                                                Chief Executive Officer

         Each of the undersigned officers and directors of the Company hereby severally constitutes and appoints Steve Price, Daniel M. Lechin and Lawrence D. Imber, and each of them, as the true and lawful attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, and each of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       Signature                                            Title                                 Date
       ---------                                            -----                                 ----
/s/ Steve Price                            Chief Executive Officer and Director (Principal     July 1, 1996
Steve Price                                Executive Officer)

/s/ John R. Conlisk Jr.                    Senior Vice President and Chief Financial Officer   July 1, 1996
John R. Conlisk, Jr.                       (Principal Financial Officer and Principal
                                           Accounting Officer)

/s/ Thomas L. Gregory                      Chairman of the Board of Directors                  July 1, 1996
Thomas L. Gregory

/s/ Edward E. Faber                        Director                                            July 1, 1996
Edward E. Faber

_________________________                  Director                                            July __, 1996
Paul W. Geraldson

/s/ Daniel J. Good                         Director                                            July 1, 1996
Daniel J. Good

/s/ Agnieszka Winkler                      Director                                            July 1, 1996
Agnieszka Winkler

                                INDEX TO EXHIBITS


Exhibit No.                      Description of Exhibit
- -----------                      ----------------------
5                                Opinion of Lawrence D. Imber, Esq. as to the
                                 validity of the shares to be issued.

23.1                             Consent of Arthur Andersen LLP.

23.2 Consent of Lawrence D. Imber, Esq. (contained in Exhibit 5).